Exhibit 10.1

PLAN DOCUMENT

Fiscal Year 2012

Executive Incentive Program

1.0	Summary

The Exar Corporation (the “Company”) Fiscal Year 2012 Executive Incentive Program (the “Program”) is a stock based incentive program designed to motivate participants to achieve the Company’s financial, operational and strategic goals and to reward them for performance against those goals. Incentives granted under the Program are denominated in shares of the Company’s common stock and are subject to the attainment of the Company’s performance goals as established by the Compensation Committee of the Board of Directors (the “Board”) for the fiscal year.

2.0	Eligibility

Participants are approved solely at the discretion of the Compensation Committee when acting on behalf of the full Board.All executive officers are eligible to be considered for participation. The President/CEO may recommend that additional employees of the Company and its subsidiaries participate in the Program, subject to the approval of the Compensation Committee.

3.0	Administration

The Compensation Committee is ultimately responsible for administering the Program, and has designated the Management Committee, consisting of the President/CEO, the Vice President/CFO, and the Vice President of Human Resources to administer the Program, provided that the Compensation Committee shall make all determinations with respect to incentives granted to executive officers under the Program. The Board, in its sole discretion, may amend or terminate the Program, or any part thereof, at any time and for any reason without prior notice.

4.0	Changes in Status

Participants who give notice of termination or who terminate employment, voluntarily or involuntarily, prior to the date of payout are not eligible for payment.

Employees who are on a Leave of Absence in excess of 60 calendar days during the Program year shall have their target award prorated by the amount of time actually worked plus 60 days.

5.0	Definitions

5.1	The Target Share Award

A participant’s “Target Share Award” is expressed as the total number of shares the participant is eligible to receive at 100% payout.Target Share Awards are established based on a variety of factors including individual job level and function, base salary, share value and corporate profit thresholds.Each participant’s Target Share Award is subject to adjustment based on individual performance (see “Individual Performance Factor” below) and/or by the Compensation Committee upon the occurrence of a stock split, reorganization or other similar event affecting the Company’s common stock in accordance with the principles set forth in the terms of the Company’s 2006 Equity Incentive Plan.

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5.2	Target Pool Earned

At the end of the fiscal year, the Compensation Committee will determine the percentage of the “Target Pool Earned” for all participants by assessing the Company’s financial performance against financial goals for AOP Revenue and AOP Non-GAAP Operating Income (EBIT), before cash profit sharing, as established by the Board of Directors (see Attachment 1).Funding of the Target Pool will occur only if 90% of AOP Revenue and 80% of AOP Non-GAAP Operating Income (EBIT), before cash profit sharing, are achieved. The maximum number of cumulative shares that may be awarded under the Key and Executive Incentive Programs for fiscal year 2012 is 570,857.

5.3	Individual Performance Factor

Performance of each individual participant in the Program will be assessed at the conclusion of the fiscal year based upon each participant’s specific contribution and achievement of pre-established objectives as determined by management. Based on individual performance, a performance factor will be assigned to the final calculation (see “Determination of Award Amounts” below).

5.3.1	President/CEO

The Compensation Committee will evaluate the performance of the President/CEO at the conclusion of the fiscal year based upon achievement of pre-established objectives.

5.3.2	Other Participants

The President/CEO will assess the performance of participants in the Program other than himself at the conclusion of the fiscal year based upon the achievement of pre-established objectives. The Compensation Committee will review and approve the Individual Performance assessments made by the CEO and used to calculate each participant’s final award under the Program.

5.4	Maximum Award

No participant may receive an award greater than 150% of the “Target Share Award”.

6.0	Determination of Award Amounts

The number of shares to be awarded to a participant shall be determined by the Compensation Committee following the end of the fiscal year by multiplying (1) the participant’s “Target Share Award” by (2) the percentage of the “Target Pool Earned” by (3) the “Individual Performance Factor”. See Attachment 2 for a sample calculation of an individual participant’s award payout. Individual awards are also subject to Program share limits. Any such shares awarded to a participant will be fully vested and will be issued under and charged against the applicable share limits of the Plans. Such shares will be issued the later of the first trading day of the month following the Company’s earnings release for Fiscal Year 2012 or approval by the Compensation Committee.

7.0	Other Program Provisions

7.1	Tax Withholding

Shares issued in respect of an award hereunder are subject to applicable taxes at the time of payment, and payment of such taxes is the responsibility of the participant. Subject to the terms of the Plans, upon any distribution of shares of the Company’s common stock in payment of an

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award hereunder, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plans, to satisfy any withholding obligations of the Company or its subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates). In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of an award hereunder, the Company (or a subsidiary) shall be entitled to require a cash payment by or on behalf of the participant and/or to deduct from other compensation payable to the participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

7.2	Restrictions on Transfer

Neither the participant’s award hereunder, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

7.3	Termination of Employment

Notwithstanding any other provision herein, a participant must be employed with the Company or one of its subsidiaries on the date on which shares are issued in payment of awards under the Program to be eligible to receive payment with respect to his or her award.If a participant’s employment with the Company or a subsidiary terminates for any reason (whether voluntarily or involuntarily, due to his death or disability, or otherwise) prior to the payment date, the participant’s award under the Program will terminate and the participant will have no further rights with respect thereto or in respect thereof.

7.4	No Right to Continued Employment

Participation in the Program does not constitute a guarantee of employment or interfere in any way with the right of the Company (or any subsidiary) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. There is no commitment or obligation on the part of the Company (or any subsidiary) to continue any incentive program (similar to the Program or otherwise) in any future fiscal year.

7.5	No Stockholder Rights

The participant shall have no rights as a stockholder of the Company, no dividend rights and no voting rights, with respect to his or her award hereunder and any shares underlying or issuable in respect of such award until such shares are actually issued to and held of record by the participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

7.6	Adjustments

The Compensation Committee may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances.

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Attachments: 1. FY12 Incentive Bonus Matrix – Funding Pools

   2. Example of Individual Calculation/Formula for Payment

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Attachment 1

FY12 Incentive Bonus Matrix—Funding Pools

% of AOP Non-GAAP Oper. Inc. (EBIT) before CPS
120%	305,816 RSUs 75% of target award	366,980 RSUs 90% of target award	468,918 RSUs 115% of target award	509,694 RSUs 125% of target award	570,857 RSUs 140% of target award

110%	244,653 RSUs 60% of target award	305,816 RSUs 75% of target award	428,143 RSUs 105% of target award	468,918 RSUs 115% of target award	509,694 RSUs 125% of target award

100%	203,878 RSUs 50% of target award	244,653 RSUs 60% of target award	407,755 RSUs 100% of target award	428,143 RSUs 105% of target award	468,918 RSUs 115% of target award

90%	101,939 RSUs 25% of target award	163,102 RSUs 40% of target award	244,653 RSUs 60% of target award	305,816 RSUs 75% of target award	366,980 RSUs 90% of target award

80%	57,086 RSUs 14% of target award	101,939 RSUs 25% of target award	203,878 RSUs 50% of target award	244,653 RSUs 60% of target award	305,816 RSUs 75% of target award

% AOP Revenue

	90%	95%	100%	105%	110%

Financial Bonus and MBOs are paid in RSUs

Each cell represents total RSU’s funded to the bonus pool for achievement of corporate financial, as well as individual objectives

Maximum Amount Payout for FY12 is a total of 570,857 RSUs

MBOs amount is a fixed 57,086 RSUs for each cell in the Matrix.

MBOs are PAID ONLY if 90% of AOP Revenue AND 80% of EBIT are achieved

Distribution of pool to participants is discretionary based upon individual performance

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Attachment 2

Example:

Target Share Award	:	6,000 RSU’s

	Components:	Results
1.	% AOP Revenue	100%
2.	% AOP Non-GAAP Operating Income (EBIT) before CPS	110%
3.	% of Target Pool Earned	105%
4.	Individual Performance Factor	80%

Final Award Calculation:

6,000	x	(105%)	x	(80%)	=	5,040 RSU’s
é		é		é		é
Target Share Award		Target Pool Earned		Individual Performance Factor		Final Stock Award

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